SCHEDULE A

amended as of August 29, 2013

to the

EXPENSE LIMITATION AGREEMENT

dated January 11, 2013

between

ADVISORSHARES INVESTMENTS, LLC

and

TREESDALE PARTNERS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

Name of Fund (date of commencement of operations)	Maximum Annual Operating Expense Limit
International Gold ETF	0.95%
Treesdale Rising Rates ETF	1.25%

Agreed and Accepted:

ADVISORSHARES INVESTMENTS, LLC

/s/Dan Ahrens

Name: Dan Ahrens

Title: Managing Director

TREESDALE PARTNERS, LLC

/s/Yung Lim

Name: Yung Lim

Title: Managing Member